MOJO Organics Inc. Reports its 2020 First Quarter Results and its 2019 Calendar Year Results.

JERSEY CITY, N.J., April 1, 2020// -- MOJO Organics, Inc. (OTC: MOJO) reported its results of operations for the quarter ended March 31, 2020, and its 2019 calendar year results. The 2019 10-K was filed on March 30, 2020 with the United States Securities and Exchange Commission it is expected that the 10-Q will be filed in early April.

Highlights include:

•	Q 1 Net Revenue increased to $440,090 from $408,497 the highest first quarter revenue in the company’s history.
•	Operating Margin was 46% compared to 51% for 2019
•	Net loss decreased to $56,613 from a net loss of $78,147 in 2019, resulting in an $21,532, (28%) improvement.

•	Full year 2019 revenue increased to $1,743,021 from $1,688,827 the prior year.
•	Operating Margin increased to 48% from 47% the prior year.
•	Net loss decreased to $297,699 from $423,260 a $125,561 or 30% improvement from the prior year.

During the first quarter of 2020 we focused on mitigating possible supply chain disruptions due to the coronavirus. Also due to vast closure of business, we shifted our sales efforts to focus on grocery and on line sales. Also, during the first quarter we continued focusing on adding productive efficient distributors and brokers.

We continued to simplify our capital structure and financial reporting to provide investors with an easy to understand investment decision. As of March 31, 2020, the company had 1.5 million warrants outstanding with an exercise price of 40 cents per share. The warrants expire this year on August 19.

We also repurchased 25,000 shares of common stock during the first quarter of 2020.

For additional information contact Glenn Simpson CEO MOJO Organics, Inc. at 929 264 7944 Stock Symbol: MOJO

Note:

The global coronavirus (COVID-19) pandemic has caused disruptions in supply chains, affecting production and sales across a range of industries. While this disruption is currently expected to be temporary, there is considerable uncertainty around the duration.

The extent of the impact of COVID-19 on our operational and financial performance will depend on the effect on our customers and vendors – all of which are uncertain and cannot be predicted. The related financial impact cannot be reasonably estimated at this time

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.